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     PRESS RELEASE

     Carlisle Plastics, Inc.
     1314 North Third Street
     Phoenix AZ  85004-1751

     Contact:  Investor Relations
     Phone:    602-407-2182
     FAX:      602-407-2177


                        FOR IMMEDIATE RELEASE


     TYCO INTERNATIONAL LTD. TO ACQUIRE CARLISLE PLASTICS, INC.
     ----------------------------------------------------------
     Phoenix, Arizona, May 15, 1996 -- Carlisle Plastics, Inc. (NYSE: CPA) announced today that it has agreed to be acquired by Tyco
     International Ltd. (NYSE: TYC).

     The Companies have entered into a definitive merger agreement pursuant to which Tyco will acquire Carlisle in a stock for stock transaction. The transaction calls for Tyco to issue 0.172185 shares of Tyco stock for each of Carlisle's approximately 17.88 million outstanding shares.

     Tyco is a worldwide manufacturer with strong leadership positions in disposable medical products, packaging materials, flow control products, electrical and electronic components and is the world's largest manufacturer and installer of fire protection systems. Tyco operates in more than 50 countries around the world and has revenues in excess of $4.5 billion.

     William H. Binnie, Carlisle's Chairman, said "This is a positive transaction for all of our shareholders, employees, vendors and customers. Tyco's financial strength will enable Carlisle to aggressively pursue growth opportunities in all of our markets. There are also significant synergies between Carlisle and Tyco's specialty packaging businesses."

     The transaction, which is intended to be tax free to Carlisle shareholders, is contingent upon regulatory review and approval by the shareholders of Carlisle. The Boards of Directors of both companies have approved the transaction, which is expected to close before September 1, 1996.

     Carlisle Plastics, Inc. is a global leader in the production of plastic products sold into retail and industrial markets, including garment hangers, trash can liners, consumer, agricultural and commercial sheeting and packaging products.





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